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Exhibit 10.13

EXECUTION COPY

SEPARATION, WAIVER AND RELEASE AGREEMENT

        This Separation, Waiver and Release Agreement (this "Agreement") is entered by and between Health Net, Inc., a Delaware corporation (the "Company"), on the one hand, and Gary S. Velasquez ("Employee"), on the other hand (collectively, the "Parties").

        WHEREAS, Employee was employed as the President, Business Transformation & Innovation Services Division of the Company, which title has been relinquished by Employee; and

        WHEREAS, the Company and Employee are parties to a Severance Payment Agreement dated December 4, 1998 (the "Severance Payment Agreement"), and are entering into this Agreement in full and final settlement of all obligations of the Company, including but not limited to those obligations under the Severance Payment Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the validity and sufficiency of which are expressly recognized, the Company and Employee hereby agree as follows:

        1.    Termination of Employment

          1.1  Employee's employment with the Company will terminate as of April 15, 2002 (the "Termination Date"). Employee shall be entitled to his accrued and unpaid base annual salary ("Base Salary"), less required payroll taxes and other applicable deductions, through the Termination Date. Employee agrees that $118,989.60 less required payroll taxes and other applicable deductions is the total amount of earned and unused vacation/paid-time-off owing to Employee as of the Termination Date, and Employee acknowledges that no further vacation/paid-time-off benefits will accrue after such date. It is agreed that Employee is not entitled to receive any payments under any bonus plans of the Company for the Plan Years 2001 or 2002.

          1.2  On and after the Termination Date, Employee will not represent to anyone that he is an employee of the Company or any of its affiliated entities and will not say or do anything purporting to bind the Company or any of its affiliated entities. As of April 15, 2002, Employee shall be deemed to have resigned from all officer and director positions with the Company and any of its affiliated entities that may be held by Employee.

        2.    Severance Benefits and Option Cancellation

          2.1  Provided that Employee does not exercise his revocation rights during the seven day revocation period following his signing of this Agreement such that it becomes effective on the eighth day of his execution thereof, Employee shall be entitled to receive a lump sum payment in the amount of $920,000 (less required payroll taxes and other applicable deductions).

          2.2  Employee hereby acknowledges and agrees that as of January 1, 2002 he forfeited fifty-percent (50%) of the options covered by the following Nonqualified Stock Option Agreements (the "Forfeited Options") in partial return for the Company agreeing to keep him in the employment of the Company in 2002 through the Termination Date:

    •
    Nonqualified Stock Option Agreement dated December 4, 1998 covering 200,000 shares of Common Stock at an exercise price of $12.9375 per share.

    •
    Nonqualified Stock Option Agreement dated February 14, 2000 covering 100,000 shares of Common Stock at an exercise price of $9.00 per share.

It is agreed that all of these Forfeited Options have expired unexercised and have been cancelled as of January 1, 2002. It is further acknowledged and agreed by Employee that the forfeiture and cancellation of the Forfeited Options has already taken place and that the Forfeited Options will not be reinstated in the event Employee revokes execution of the other portions of this Agreement during the seven-day revocation period referenced elsewhere in this Agreement.

          2.3  All medical and dental insurance maintained for Employee's benefit immediately prior to the Termination Date (collectively, "Benefits") shall be continued by the Company on the same terms and conditions for a period of twenty-four (24) months after the Termination Date. The Company will continue such Benefits either through the payment of 100 percent of the applicable COBRA premiums by the Company or through the payment of 100 percent of the premiums on a comparable policy or policies. Accordingly, Employee agrees to execute all documents presented to him by the Company that are required to elect COBRA coverage on or after the Termination Date.

          2.4  Upon attainment of age 62, Employee shall become eligible for receipt of payment under the Company's Supplemental Executive Retirement Plan (the "SERP") according to the terms and conditions of the SERP.

          2.5  Employee's participation in all Company employee benefit plans (except as provided for in Section 2.3 of this Agreement) as an active employee shall cease on the Termination Date, and Employee shall not be eligible to make contributions to or to receive Company allocations under the Health Net, Inc. 401(k) Associate Savings Plan, or to make any deferrals pursuant to any deferred compensation plan of the Company on or after the Termination Date.

        3.    Cooperation in Litigation

        Upon request by the Company, Employee shall provide reasonable assistance and cooperation to the Company and its designees in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, regulatory inquiries or other legal proceedings or claims involving the Company or its affiliates (excluding any proceeding involving any alleged breach of this Agreement), and make himself available to Company representatives, including legal counsel, upon reasonable notice and without the need for issuance of any subpoena or similar process to testify in any such proceeding.

        4.    Expenses

        The Company shall reimburse Employee for his reasonable expenses that are consistent with the expense reimbursement policy of the Company and are incurred in connection with his activities undertaken pursuant to Section 3 of this Agreement. All requests for reimbursement of such expenses shall be submitted to the attention of the office of the Company's General Counsel.

        5.    Waivers and Releases of Claims

          5.1  In consideration of the Company providing Employee those benefits and payments set forth herein, Employee knowingly and voluntarily enters into this Agreement and by signing this Agreement, Employee, on his own behalf and on behalf of his heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, attorneys, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns (collectively, the "Released Parties"), from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of

  1964, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, the California Civil Code, the California Business and Professions Code, and the California Constitution, all as amended from time to time, or claims growing out of any alleged legal restrictions on the Company's right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known or unknown, suspected or unsuspected, that Employee or Employee's successors-in-interest had, now has, or may hereafter claim to have by reason of any matter or thing arising from any cause whatsover, including without limitation any cause related to a purported agreement, whether written or oral, express or implied, on and before the date of Employee's execution of this Agreement, with the exception of claims arising under this Agreement or the SERP. The provisions in this Section are not intended to prohibit Employee from filing a claim for unemployment insurance. Furthermore, it is expressly agreed that the payments set forth herein shall fully and finally release the Released Parties from all obligations it may have under any and all prior agreements with Employee, and that no other payments or benefits will be asserted or requested by Employee.

          5.2  Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives all rights under Section 1542 of the California Civil Code or any similar law against Released Parties. Section 1542 reads as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Employee understands and acknowledges the significance and consequence of this Agreement and of such specific waiver of Section 1542 or any similar law, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

          5.3  Employee agrees forever to refrain from filing or otherwise initiating or causing to be initiated against the Released Parties any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any claims released under Section 5, except to the extent required by law, order or regulation and Employee waives the right to any damages pursuant to any such action.

        6.    Review and Revocation Period

        Employee acknowledges that (i) Employee has not relied upon any representations, written or oral, not set forth in this Agreement and (ii) at the time Employee was given this Agreement, including the Waivers and Releases contained herein, Employee was informed in writing by the Company that (a) Employee had at least twenty-one (21) days in which to consider whether Employee would sign this Agreement, (b) to the extent that Employee takes less than twenty-one (21) days to consider this Agreement prior to execution, Employee acknowledges that Employee had sufficient time to consider this Agreement with counsel and that Employee expressly, voluntarily and knowingly waives any additional time, (c) Employee should consult with an attorney before signing this Agreement, and (d) Employee had an opportunity to consult with an attorney or has voluntarily decided to sign this

Agreement without consulting an attorney. Employee further acknowledges that he may revoke acceptance of this Agreement, including the Waivers and Releases contained herein, by delivering a letter of revocation no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day after Employee has signed this Agreement to: Health Net Corporate Legal Department, 21650 Oxnard Street, Woodland Hills, California 91367. Employee acknowledges that he understands that this Agreement, including the Waivers and Releases contained herein, will not become effective or enforceable until the date on which such seven (7) day-revocation period has expired (the "Effective Date") except as otherwise set forth herein. Employee further agrees that in the event that he revokes this Agreement, it shall have no force or effect except to the extent otherwise expressly stated herein, and he shall have no right to receive any payment hereunder.

        7.    Return of Company Property

        Employee represents that (i) he has returned to the Company any and all building key(s), security pass or other access or identification cards and any and all Company property that was in his possession, including but not limited to, any documents, credit cards, computer equipment or data files; (ii) he has cleared all expense accounts; (iii) he has paid all amounts owed on any corporate credit card(s) which the Company previously issued to Employee and (iv) he has moved all cell phone and internet access accounts into his name in order to pay for such items personally. To the extent Employee has not complied with (i), (ii), (iii) and (iv) above, Employee will immediately do so.

        8.    Company Information

        Employee acknowledges and agrees that during the period of his employment by the Company, and by virtue of his obligations of ongoing cooperation as specified herein, Employee had and may continue to have access to and become acquainted with the Company's trade secrets and confidential and proprietary information, including but not limited to, various procedures, practices, information regarding the organization and operation of the Company, confidential customer information, marketing methods and compilations of records and information that are owned by the Company and that are regularly used in the operation of its business. The Parties agree that such items of information are important, material and confidential and/or proprietary information and affect the successful conduct of the Company's business and its goodwill, and that any breach of this Section shall be a material breach of this Agreement. All documents, memoranda, reports, files, correspondence, lists, and other written and graphic records affecting or relating to the Company's business that Employee may prepare, use, observe, possess or control shall be and remain the Company's sole property. Employee shall not without the Company's written consent, disclose (directly or indirectly), use, remove or copy any confidential, trade secret or proprietary information he acquired during the course of his employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

        9.    Unfair Competition

          9.1  Employee hereby agrees that, during the six (6)-month period following the Termination Date (the "Protected Period"), Employee shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), in any geographic areas in which the Company operates (the "Market Area") where the loyal and complete fulfillment of the duties of the competitive employment or activity would inevitably call upon Employee to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company to which Employee had access during his employment with the Company. In the event Employee takes a position as a vice president (or higher position) or as a director of a Competitor it will be presumed for purposes of this Agreement that the loyal and complete fulfillment of his duties would require him to use such information and Employee would therefore be deemed to be in breach of this provision. In the event that Employee breaches this provision:

            (a)  all of the options still outstanding referenced in Section 10 below shall immediately terminate; and

            (b)  the Employee shall promptly pay to the Company an amount of cash equal to the Gain Realized (as defined below) on any shares of Common Stock acquired upon exercise of any options referenced in Section 10 below (the "Option Shares").

For the purposes of this Section, "Gain Realized" shall equal the difference between (x) the exercise price applicable to the Option Shares and (y) the greater of the Fair Market Value (as defined in the applicable Stock Option Plan) of the Option Shares (i) on the date of acquisition of such Option Shares or (ii) on the date such competitive activity with a Competitor was commenced by the Optionee; and "Competitor" shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.

          9.2  In addition, Employee agrees that, during the Protected Period, Employee shall not, directly or indirectly, solicit, recruit, interfere with or induce any person, who is or was an employee of the Company or any of its subsidiaries at the time of such solicitation, recruitment, interference or inducement, to discontinue his relationship with the Company or any of its subsidiaries or to accept employment by, or enter into a business relationship with, Employee or any other entity or person.

          9.3  It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the Parties hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

          9.4  Employee acknowledges that a material breach or threatened breach by him/her of any of the provisions contained in this Section will cause the Company irreparable injury which may not be reasonably or adequately compensated for by damages in an action at law. Employee therefore agrees that the Company may be entitled, in addition to any other remedies, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Employee from any such violation or threatened violations.

        10.  Exercise of Vested Company Options

        It is agreed that Employee shall only have three (3) months after the Termination Date (i.e., only until July 15, 2002) to exercise the outstanding vested options held by him as of such date, at which time all outstanding options held by Employee which were not previously exercised shall expire. In this connection, the following options are currently vested: (i) options to purchase 15,600 shares of Common Stock at $23.95 per share, (ii) options to purchase 26,000 shares of Common Stock at $30.97 per share, (iii) options to purchase 175,000 shares of Common Stock at $32.50 per share, and (iv) options to purchase 53,333 shares of Common Stock at $23.02 per share. In addition, the following options are not yet vested but may vest prior to the termination date in the event the vesting acceleration requirements set forth in the applicable Stock Option Agreements evidencing such options are achieved: (x) options to purchase 50,000 shares of Common Stock at $9.00 per share and (y) options to purchase 100,000 shares of Common Stock at $12.9375 per share. It is acknowledged by Employee that the one year "holding period" applicable to the shares obtained upon exercise of the options referenced in clauses (x) and (y) above shall continue to apply to such shares, except as set forth in the applicable Stock Option Agreements evidencing such options. All options held by Employee that were not yet vested as of the Termination Date shall expire as of such date.

        11.  Status as Officer and Director

          11.1 It is acknowledged that as of April 15, 2002, the Company no longer considers Employee to be an executive officer of the Company for purposes of securities laws or regulations.

          11.2 It is acknowledged that in accordance with Article VI, Section 1 of the Company's By-Laws, the Company will provide indemnification to Employee if he is ever made a party to any legal action, suit, or proceeding by reason of the fact that he was an officer or director of the Company through April 15, 2002. In addition, it is acknowledged that the Company's director and officer liability insurance will cover eligible acts committed by Employee as an officer or director of the Company through April 15, 2002.

        12.  No Admission of Liability

        Nothing contained herein shall be construed as an admission of any wrongful act, including but not limited to violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Agreement.

        13.  No Disparagement

        Employee agrees not to make any public or private statements disparaging any of the Released Parties.

        14.  Successors; Binding Agreement

          14.1 This Agreement shall not be terminated by any merger or consolidation of the Company, irrespective of whether the Company is the surviving or resulting corporation, or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          14.2 This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

        15.  Severability and Enforceability

        If any part or term of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Agreement.

        16.  Choice of Law

        The interpretation, construction and performance of this Agreement shall be construed and governed by the laws of the State of Delaware without regard to its conflicts of laws rules.

        17.  Counterparts

        This Agreement may be executed in one or more counterparts, and may include multiple signature pages, all of which shall be deemed to be one instrument. Fully executed copies of this Agreement may be used in lieu of the original.

        18.  Entire Agreement

        This Agreement shall constitute the full and complete agreement of the Parties and shall supercede all prior agreements, communications, or understandings, whether oral or in writing, between Employee and Company on the subject matter hereof, including but not limited to the Severance Payment Agreement.. There may be no modification of the terms of this Agreement except in writing signed by both Parties.

        19.  Voluntary Agreement

        Employee acknowledges that he has had an opportunity to consult and be represented by counsel of his own choosing in the review of this Agreement including the Waivers and Releases contained herein, that he has been advised by the Company to do so, that Employee has read this Agreement and understands its terms, and that Employee enters into this Agreement freely, voluntarily, without coercion, and based on Employee's own judgment and that this Agreement fully and accurately reflects the content of any and all understandings and agreements between the Parties concerning the matters referenced herein, and that Employee is not relying upon any other representations or promises whatsoever as an inducement to execute this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

Employee		Heath Net, Inc.

By:	/s/ GARY S. VELASQUEZ Name: Gary S. Velasquez	By:	/s/ KARIN MAYHEW Name: Karin Mayhew Title: Senior Vice President, Organizational Effectiveness

Date:	4-10-02	Date:	4-11-02

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SEPARATION, WAIVER AND RELEASE AGREEMENT